Filed Pursuant to Rule 433
Registration No. 333-146213
September 24, 2008

The following information is a Summary of Material Modifications/Notice of changes to the investment options for the Lincoln National Corporation Executive Deferred Compensation Plan for Agents (the “Plan”).

Effective October 1, 2008, your current investments in the Plan will be “mapped” or moved into similar investments.  The new investments are “phantom” or notional versions of the same funds being offered under the Lincoln National Corporation Employees’ Savings and Retirement Plan (“401(k) Plan”).  Your current investment options are being mapped to new investment options with investment objectives, strategies, and risks that resemble those of the current options.   A “Mapping Schedule” showing how existing balances will be mapped to the Plan’s future investment options is attached.  Please note than any investments in the LNC Stock Unit Fund will automatically map into the LNC Stock Unit Fund.

Information about the new investment options is attached on the attached “Investment Pyramid” page, and in the attached investment disclosure materials.  The investment disclosure materials include a “Fund Performance – Average Annual Total Return” page for the Lincoln National Corporation Employees’ Savings and Retirement Plan (“401(k) Plan”).  This is because all of the investment options in the Plan are notional or “phantom” investments that follow or “track” the real investment options offered under the Lincoln National Corporation Employees’ Savings and Retirement Plan (“401(k) Plan”).  More information about each of the new investment options to be offered under the Plan (except for the LNC common stock fund, or LNC Stock Unit Fund) can be obtained by visiting Nolan’s Web site at: www.nolanlink.com.

If you do not re-allocate your Plan account prior to the beginning of the blackout period, your account will be “mapped” according to this Mapping Schedule automatically.  The blackout period is scheduled to begin at 5:00 p.m. ET on September 29, 2008 and is anticipated to end on October 2, 2008.  During this time you will not be able to change your investment allocations in the Plan, or initiate a hardship or other distribution.

If you do not want your account balance to be mapped according to the attached Mapping Schedule, you must reallocate your account prior to 5:00 p.m. ET on September 29, 2008 and move your account into the investment option(s) that will map to the funds you ultimately want to be invested in.  If you wish to review or change your current investment allocations, or obtain general information about your plan, visit Nolan’s Web site at: www.nolanlink.com, or call Nolan’s Deferred Compensation Customer Service Line at 888-907-8633.  All of the internet Web site addresses are provided for your convenience.  None of the information contained in such Web sites shall be deemed incorporated by reference in this document.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or on the Investor Relations page of Lincoln National Corporation’s Web site at www.lincolnfinancial.com.  Alternatively, the issuer will arrange to send you the prospectus if you request it by calling Nolan’s Deferred Compensation Customer Service Line at 888-907-8633.

Mapping Schedule

The chart below shows your Plan’s current investment options, and the new investment options to be offered under the Plan effective October 1, 2008.  Assets in the current investment options will be mapped or moved to new investment options with investment objectives, strategies, and risks that resemble those of the current option.

Existing Balance and Future Allocation Mapping:

If you are invested in…	Your balance will be transferred to…
• SA14 Short –Term • GA Lincoln Guaranteed Account	• Lincoln Stable Value Account
• SA12 Government/Corporate Bond • SA20 High Yield Bond	• Delaware Diversified Income Trust
• SA32 Aggressive Balanced	• Delaware Aggressive Allocation I
• SA21 Balanced	• Delaware Moderate Allocation I
• SA30 Conservative Balanced	• Delaware Conservative Allocation I
• SA81 BlackRock Legacy • SA35 Fidelity VIP II Contrafund	• American Funds Growth Fund of America R5
• SA23 Large Capitalization Equity	• Delaware Large Cap Growth Trust
• SA27 DWS Equity 500 Index VIP • SA11 Core Equity • SA33 Social Awareness	• Vanguard Institutional Index
• SA28 Value Equity • SA61 Delaware Value	• Delaware Large Cap Value Trust
• SA37 Neuberger Berman AMT Mid Cap Growth • SA17 Medium Cap Equity	• Columbia Acorn Z
• SA38 LVIP Mid Cap Value	• Delaware Mid Cap Value I
• SA24 Small Cap Equity	• Delaware Small Cap Growth Trust
• SA36 DWS Small Cap Index VIP	• Vanguard Extended Market Index Instl
• SA54 AFIS International • SA34 American Funds New Perspective	• Harbor International Growth Instl
• SA22 International Equity	• Dodge & Cox International Stock
• Lincoln Stock Unit Fund	• Lincoln Stock Unit Fund*

*  Any investments in the Lincoln Stock Unit Fund must map to the Lincoln Stock Unit Fund

Investment Pyramid

The investment pyramid illustrates the potential risk and return of each broad type of investment asset class. As you move upward toward the highest level of the pyramid, the investment options within each broad asset class provide you with an increasing opportunity for higher returns. However, with greater return potential comes greater risk.

Be aware that there are significant differences in risk and return potential among the investment categories within the broad asset classes. Refer to the overview of investment risks below and the mutual fund (MF) prospectus or collective investment trust (CT) disclosure documents, as appropriate, for complete information on the risks involved with, and investment objective of, a particular investment.

Investment Option / Morningstar Category

Stock-based Investments
American Funds Grth Fund of Amer R5 / Large Growth (MF)
Columbia Acorn Z / Mid-Cap Growth (MF)
Delaware Aggressive Allocation I / Large Blend (MF)
Delaware Intl Equity Trust25 (CT)
Delaware Large Cap Growth Trust25 (CT)
Delaware Lg Cap Value Trust25 (CT)
Delaware Mid Cap Value I / Mid-Cap Value (MF)
Delaware Small Cap Growth Trust25 (CT)
Dodge & Cox International Stock10 / Foreign Large Value (MF)
Harbor International Growth Instl10 / Foreign Large Growth (MF)
Vanguard Extended Market Idx Instl / Mid-Cap Blend (MF)
Vanguard Institutional Index24 / Large Blend (MF)

Allocation Investments
Delaware Conservative Allocation I8 / Conservative Allocation (MF)
Delaware Moderate Allocation I8 / Moderate Allocation (MF)

Bond-based Investments
Delaware Diversified Income Trust25 (CT)

Cash and Stable Value Investments
Lincoln Stable Value Account[19]

_______________________________

Company Stock
LNC Stock Fund

MF = Mutual Fund
CT = Collective Investment

8	Funds that diversify across asset classes generally have the same, but reduced, risks relative to the underlying asset classes.
10	International investing involves special risks not found in domestic investing, including increased political, social, economic and currency instability.
19
The Stable Value Account is a fixed annuity issued by The Lincoln National Life Insurance Company, Fort Wayne, IN, 46802, on Form 28866-SV and state variations thereof. Guarantees are based upon the claims-paying ability of the issuer.

24	With an index fund, there is no assurance that the performance of the fund will track the benchmark. An index is unmanaged and it is not possible to invest directly in an index.
25
Collective trusts and non-deposit investment products are not bank deposits or obligations, are not guaranteed by any bank, and are not insured or guaranteed by the FDIC, the Federal Reserve Board, or any other government agency. For a list of Risks, please see the fund Disclosure Statement.

The investment pyramid lists some but not all caveats. Your company stock, the LNC Stock Fund, is available to you for investment. For a description of the risks associated with investment in Lincoln National Corporation, please refer to the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed by Lincoln National Corporation with the Securities and Exchange Commission. Please see the fund prospectuses and disclosure statements for more information.

Fund Performance - Average Annual Total Return
		Performance as of 08/31/2008						Performance as of Quarter Ending 06/30/2008
	Ticker	3 Months	1 Year	3 Years	5 Years	10 Years	Inception Date	1 Year	5 Years	10 Yrs or Since Inception*	Net Expense Ratio %
Columbia Acorn Z	ACRNX	-8.19%	-8.84%	5.60%	11.82%	14.11%	Jun-70	-12.19%	13.95%	11.15%	0.74
Vanguard Institutional Index[24]	VINIX	-7.87%	-11.15%	3.65%	6.91%	4.72%	Jul-90	-13.13%	7.57%	2.92%	0.05
Dodge & Cox International Stock[10]	DODFX	-13.34%	-13.28%	9.11%	17.26%	---	May-01	-11.73%	21.97%	12.49%	0.65
American Funds Grth Fund of Amer R5**	RGAFX	-9.72%	-7.96%	5.77%	9.41%	10.96%	May-02	-5.01%	11.58%	9.36%	0.35
Vanguard Extended Market Idx Instl	VIEIX	-5.93%	-6.82%	5.34%	10.72%	9.16%	Jul-97	-11.66%	12.27%	6.01%	0.06
Delaware Aggressive Allocation I	DFGIX	-9.44%	-11.62%	2.25%	6.68%	4.94%	Dec-97	-11.91%	7.71%	3.30%	1.44
Delaware Mid Cap Value I	DLMIX	-8.34%	---	---	---	---	Feb-08	---	---	-2.71%	1.00
Delaware Large Cap Growth Trust[25]	---	---	---	---	---	---	Oct-08	---	---	---	0.70
Delaware Small Cap Growth Trust[25]	---	---	---	---	---	---	Oct-08	---	---	---	0.80
Delaware Lg Cap Value Trust[25]	---	---	---	---	---	---	Oct-08	---	---	---	0.70
Delaware Intl Equity Trust[25]	---	2.74%	---	---	---	---	Oct-08	---	---	---	0.90
Harbor International Growth Instl[10]	HAIGX	-17.36%	-10.41%	11.23%	13.00%	-0.13%	Nov-93	-2.37%	16.75%	-0.53%	0.89
		Performance as of 08/31/2008						Performance as of Quarter Ending 06/30/2008
	Ticker	3 Months	1 Year	3 Years	5 Years	10 Years	Inception Date	1 Year	5 Years	10 Yrs or Since Inception*	Net Expense Ratio %
Delaware Conservative Allocation I8	DFIIX	-4.24%	-4.03%	2.68%	5.12%	4.42%	Dec-97	-4.51%	5.35%	3.50%	1.27
Delaware Moderate Allocation I8	DFFIX	-6.22%	-7.38%	2.60%	5.91%	4.95%	Dec-97	-8.27%	6.48%	3.54%	1.35
		Performance as of 08/31/2008						Performance as of Quarter Ending 06/30/2008
	Ticker	3 Months	1 Year	3 Years	5 Years	10 Years	Inception Date	1 Year	5 Years	10 Yrs or Since Inception*	Net Expense Ratio %
Delaware Diversified Income Trust[25]	---	---	---	---	---	---	Oct-08	---	---	---	0.70
		Performance as of 08/31/2008						Performance as of Quarter Ending 06/30/2008
	Ticker	3 Months	1 Year	3 Years	5 Years	10 Years	Inception Date	1 Year	5 Years	10 Yrs or Since Inception*	Net Expense Ratio %
Lincoln Stable Value Account[19]	---	1.21%	4.92%	4.43%	4.31%	5.20%	May-83	4.90%	4.32%	5.23%	0.09
		Performance as of 7/31/2008						Performance as of Quarter Ending 6/30/2008
	Symbol	3 Months	1 Year	3 Years	5 Years	10 Years	Inception Date	1 Year	5 Years	10 Yrs or Since Inception*	Net Expense Ratio %
LNC Stock Fund	LNC	---	-20.28%	0.37%	5.78%	0.40%	---	-35.29%	5.68%	0.36%	---

A collective trust is an investment fund that is exempt from registration with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940 and unit holders are not entitled to the protections of the 1940 Act. Collective trusts may only hold the assets of qualified retirement and government plans, including 401(k) plans, Taft-Hartley plans, profit sharing and cash balance plans, and governmental 457 plans. An investment in a collective trust is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Investment values will fluctuate with changes in market conditions so that upon withdrawal your investment may be worth more or less than the amount originally invested. In addition to the quoted expense ratios, other collective trust expenses, including legal, auditing, custody service and tax form preparation, investment and reinvestment expenses may apply. The collective trusts are maintained by AST Capital Trust Company of Delaware, a Delaware state chartered trust company. AST is an independent trust company and is not an affiliate of Lincoln Financial Group.

Participation in the collective trusts is governed by the terms of the trust and participation materials. An investor should carefully consider the investment objectives, risks, and charges and expenses of the collective trusts before investing. The disclosure statement contains this and other important information and should be read carefully before investing or sending money. For disclosure statements, please contact your Lincoln Representative.

Performance quoted represents past performance and is no guarantee of future results. Investment values will fluctuate with changes in market conditions so that when you withdraw your investment it may be worth more or less than the original amount invested. Results from a current investment may differ substantially from the historical performance shown. Be aware that there are significant differences in risk among investment asset classes.

With respect to a mutual fund investment option, an investor should carefully consider the investment objectives, risks, and charges and expenses of the investment company before investing. The prospectus contains this and other important information and should be read carefully before investing or sending money. Investment values will fluctuate with changes in market conditions, so that upon withdrawal, your investment may be worth more or less than the amount originally invested. Prospectuses for any of the mutual funds are available by calling your Lincoln Representative.

*Average annual total return for period specified or since inception if the fund's age is less than the number of years shown.

**When the fund's inception date is less than 10 years, historical performance may not be available. When this is the case, performance has been calculated based on the performance of similar shares of the same fund.

Expressed in percentage terms, Morningstar's calculation of total return is determined by taking the change in price, reinvesting, if applicable, all income and capital-gains distributions during that month, and dividing by the starting price. Reinvestments are made using the actual reinvestment price, and daily payoffs are reinvested monthly.

The performance returns shown do not reflect the deduction of sales charges or transaction fees that may apply if shares were bought or traded outside the program. If sales charges or transaction fees were reflected, performance may be lower. The actual performance of your account will vary based upon account activity.

© 2008 Morningstar, Inc. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information.

IMPORTANT – FEE DISCLOSURE

Fees and expenses reduce the assets allocated to your investments under the Plan, ultimately lowering the net rate of return.  In addition, the fees and expenses of the investment options--the collective investment trusts (CITs) and mutual funds (MFs) in your Plan—will negatively impact the net rate of return of those investments.  Higher fees, of course, will impact the performance of your investments.  The following information provides you with important facts about the fees and expenses associated with your potential investment in the following CITs and MFs in your Plan:

American Funds Growth Fund of America-R5 Class Share (MF)
Delaware Mid-Cap Value Fund-Institutional Class Share (MF)
Delaware Group Foundation Funds: Delaware Aggressive Allocation Portfolio-Institutional Class Share (MF)
Delaware Group Foundation Funds: Delaware Moderate Allocation Portfolio-Institutional Class Share (MF)
Delaware Group Foundation Funds:  Delaware Conservative Allocation Portfolio-Institutional Class Share (MF)
The Delaware Large Cap Growth Trust (CIT)
The Delaware Small Cap Growth Trust (CIT)
The Delaware International Equity Trust (CIT)

American Funds Growth Fund of America-R5 Class Share
Temporary Fee Waiver

The fund's investment adviser is currently waiving 10% of its management fee. The waiver may be discontinued at any time, in consultation with the fund's board, but it is expected to continue at this level until further review. The fund's investment adviser and board intend to review the waiver as circumstances warrant. In addition, the investment adviser paid a portion of the fund's transfer agent fees for certain R share classes. Management fees and total expenses in the table do not reflect any waiver or reimbursement. Information regarding the effect of any waiver/reimbursement on total annual fund operating expenses can be found in the Financial Highlights table in the fund’s prospectus and in the fund's annual report.

	Current Total Annual Fund Operating Expenses (w/out Waiver)	Current Total Annual Fund Operating Expenses (with Waiver)
American Funds Growth Fund of America- R5 Class Share	0.38%	0.35%

Delaware Mid-Cap Value Fund
Fees and Expenses

The investment manager has voluntarily agreed to waive all or a portion of its investment advisory fees and pay/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, certain insurance costs, and non-routine expenses or costs, including but not limited to, those relating to reorganizations, litigation, certain Trustee retirement plan expenses, conducting shareholder meetings, and liquidations (collectively, “non-routine expense”)) in order to prevent total annual fund operating expenses from exceeding 1.00% of the Fund’s average daily net assets. These expense waivers and reimbursements may be discontinued at any time because they are voluntary, and they apply only to expense paid directly by the Fund. The fees and expenses shown in the table below do not reflect the voluntary caps.

	Current Total Annual Fund Operating Expenses (w/out Waivers and Reimbursements)	Current Total Annual Fund Operating Expenses (with Waivers and Reimbursements)*
Delaware Mid-Cap Value Fund	2.06%	1.00%

Harbor International Growth Fund-Institutional Class Share
Temporary Fee Waiver

Because the adviser has voluntarily agreed to limit the fund’s operating expenses, the fund’s actual expenses for the fiscal year ended October 31, 2007, were 0.88% for the Institutional Class. This agreement may be terminated at any time, although the adviser has no present intention to do so.

	Current Total Annual Fund Operating Expenses (w/out Waiver)	Current Total Annual Fund Operating Expenses (with Waiver)
Harbor International Growth Fund-Institutional Class Share	0.98%	0.89%

The Delaware Group Foundation Funds
Current Fees and Expenses, and Fees and Expenses Assuming Shareholder Approval of Proposed Fund Restructuring

On May 22, 2008, the Board of Trustees of the Delaware Group Foundation Funds unanimously approved a proposal to replace the current "fund of funds" structure with a multiple portfolio manager approach (the “Restructuring”). The Restructuring would increase the investment management fees payable to Delaware Management Company, while decreasing certain operating expenses associated with the fund of funds structure. Completion of the proposed Restructuring, including changes to the Portfolios’ investment policies on foreign investments, is subject to shareholder approval of the proposed change in investment management fees and replacement of the existing expense limitations. Portfolio shareholders will receive a proxy statement providing them with further information about the Restructuring and the proposed increase in management fees and changes in expense limitations and requesting their votes on such proposal at a special meeting of shareholders expected to be held on or about September 16, 2008.  The transition for the Restructuring will commence as soon as the appropriate shareholder approvals have been obtained.

Delaware Group Foundation Funds	Current Total Annual Fund Operating Expenses (w/out Waivers and Reimbursements)	Current Total Annual Fund Operating Expenses (with Waivers and Reimbursements)*	Estimated Total Annual Fund Operating Expenses (w/out Waivers and Reimbursements)	Estimated Total Annual Fund Operating Expenses if Proposed Restructuring is Approved (with Waivers and Reimbursements)**
Delaware Aggressive Allocation Portfolio- Institutional Class	1.63%	1.44%	1.31%	0.90%
Delaware Moderate Allocation Portfolio- Institutional Class	1.51%	1.35%	1.18%	0.90%
Delaware Conservative Allocation Portfolio- Institutional Class	1.47%	1.27%	1.19%	0.90%

* These figures reflect a contractual waiver by the investment manager through January 31, 2009.
** These figures reflect a contractual waiver by the investment manager for one-year following the Restructuring.

There is a chance that the proposal to restructure the Delaware Group Foundation Funds, and therefore the reduction in overall fees and expenses for the Funds associated with the restructuring, will not be approved by shareholders.  We will provide you with further information on the status of the fund restructuring after the shareholders meeting in September 2008.

Collective Investment Trusts
Temporary Fee Waivers

For a limited period of time only, the fees and expenses associated with the following CITs will be reduced by temporary fee waivers.  From October 1, 2008 through June 30, 2009 only, the estimated operating expenses for selected CITs will be reduced as follows:

	Estimated Operating Expenses	Estimated Operating Expenses with Temporary Fee Waiver
Delaware Large Cap Growth Trust	0.70%	0.40%
Delaware Small Cap Growth Trust	0.80%	0.53%
Delaware International Equity Trust	0.90%	0.50%

It is estimated that at the conclusion of the temporary fee waiver period (October 1, 2008 through June 30, 2009) total operating expenses of the three CITs would increase as shown in the table directly above (see column for “Estimated Operating Expenses”)

American Funds Grth Fund of Amer R5

Ticker: RGAFX

Stock-based
Investments

Investment Objective	CUSIP: 399874833
The fund seeks to provide you with growth of capital.
Investment Strategy
The fund invests primarily in common stocks. The fund may also hold cash or money market instruments. The fund may invest up to 15% of its assets in securities of issuers domiciled outside the United States and Canada and not included in Standard & Poor's 500 Composite Index. The fund may invest up to 10% of its assets in lower quality nonconvertible debt securities.

General Information		Top 5 Holdings (as of 03/31/2008)
Expense Ratio:	0.35%	Schlumberger, Ltd.	2.41%
Inception Date:	05/15/2002	Google, Inc.	2.32%
Fund Manager:	Team Managed	Cisco Systems, Inc.	2.14%
Managed Fund Since:		Microsoft Corporation	2.05%
Fund Phone Number:	800-421-0180	Oracle Corporation	2.01%
Fund Website:	www.AmericanFundsRetirement.com

Columbia Acorn Z

Ticker: ACRNX

Stock-based
Investments

Investment Objective	CUSIP: 197199409
The fund seeks long-term capital appreciation.
Investment Strategy
Under normal circumstances, the fund invests a majority of its net assets in small- and mid-sized companies with market capitalizations under $5 billion at the time of investment. The fund invests the majority of its assets in U.S. companies, but also may invest up to 33% of its total assets in foreign companies in developed markets (for example, Japan, Canada and the United Kingdom) and in emerging markets (for example, China, India and Brazil).

General Information		Top 5 Holdings (as of 05/31/2008)
Expense Ratio:	0.74%	FMC Technologies, Inc.	2.01%
Inception Date:	06/10/1970	Fugro	1.84%
Fund Manager:	Charles P McQuaid	Coach, Inc.	1.39%
Managed Fund Since:	1978	Expeditors International of Washington, Inc.	1.36%
Fund Phone Number:	800-345-6611	Ametek, Inc.	1.34%
Fund Website:	www.columbiafunds.com

Be aware that there are significant differences in risk among investment asset classes. Shares of a mutual fund will fluctuate so that, when redeemed, they may be worth more or less than their original cost. Refer to the fund's prospectus for complete information on the risks and expenses involved with a particular investment. Please note that some fund companies may waive a portion of these expenses.

Delaware Aggressive Allocation I

Ticker: DFGIX

Stock-based
Investments

Investment Objective	CUSIP: 245918859
The portfolio seeks long-term capital growth.
Investment Strategy
The portfolio invests primarily in shares of other Delaware Investments Funds, including equity funds and, to a lesser extent, fixed income funds. It may also invest in individual securities. It uses an active asset allocation approach in selecting investments. The portfolio will typically invest more of its assets in equity funds and securities than in fxed income funds and securities. Typically, the portfolio will invest between 10% and 30% of its assets in international funds or securities.

General Information		Top 5 Holdings (as of 12/31/2007)
Expense Ratio:	1.44%	Delaware Large Cap Growth Instl	25.58%
Inception Date:	12/31/1997	Delaware Value Inst	22.08%
Fund Manager:	Michael J. Hogan	Delaware Intl Value Equity Instl	17.56%
Managed Fund Since:	2007	Delaware Core Plus Bond I	14.39%
Fund Phone Number:	800-523-1918	Delaware Emerging Markets Instl	6.71%
Fund Website:	www.delawareinvestments.com

Delaware International Equity Trust

Ticker: N/A

Stock-based
Investments

Investment Objective
The Delaware International Equity Trust (the "Fund") seeks long-term capital appreciation without undue risk to principal.

Investment Strategy
The Fund invests mainly in non-U.S. equity securities. Delaware Investment Advisers believes the potential for strong returns can be realized by assembling an international portfolio of fundamentally strong companies that have superior business prospects and are priced below estimated intrinsic value. For more information on the Fund's investment strategy, see the Disclosure Statement.

General Information		Allocation(as of --)
Inception Date:	10/01/2008	--
Fund Manager:	Focus International Equity Team
Fund Phone Number	800-458-9269

Collective trusts and non-deposit investment products are not bank deposits or obligations, are not guaranteed by any bank, and are not insured or guaranteed by the FDIC, the Federal Reserve Board, or any other government agency. For a list of Risks, please see the fund Discosure Statement.
Certain large redemptions require advance written notice of 5 business days. The fund employs a Frequent Trading policy which prohibits excessive trading, market timing or other abusive trading practices. For more information on restrictions, please see the Disclosure Statement.

DELAIET

Be aware that there are significant differences in risk among investment asset classes. Shares of a mutual fund will fluctuate so that, when redeemed, they may be worth more or less than their original cost. Refer to the fund's prospectus for complete information on the risks and expenses involved with a particular investment. Please note that some fund companies may waive a portion of these expenses.

Delaware Large Cap Growth Trust

Ticker: N/A

Stock-based
Investments
Investment Objective
The Delaware Large Cap Growth Trust ("the Fund") seeks long-term capital appreciation by investing in equity securities of large capitalization companies the sub-advisor believes have the potential for sustainable free cash flow growth.

Investment Strategy
The sub-advisor researches individual large-cap companies and analyzes economic and market conditions, seeking to identify the securities that it thinks will grow at a faster rate than the U.S. economy. For more information on the Fund's investment strategy see the Disclosure Statement.

General Information		Allocation(as of --)
Inception Date:	10/01/2008	-
Fund Manager:	Focus Growth Team
Fund Phone Number	800-458-9269

Collective trusts and non-deposit investment products are not bank deposits or obligations, are not guaranteed by any bank, and are not insured or guaranteed by the FDIC, the Federal Reserve Board, or any other government agency. For a list of Risks, please see the fund Disclosure Statement.
Certain large redemptions require advance written notice of 5 business days. The fund employs a Frequent Trading policy which prohibits excessive trading, market timing or other abusive trading practices. For more information on restrictions, please see the Disclosure Statement.

DELALCG

Delaware Large Cap Value Trust

Ticker: N/A

Stock-based
Investments

Investment Objective
The Delaware Large Cap Value Trust (the "Fund") seeks long term capital appreciation.

Investment Strategy
The Fund invests mainly in securities of large-capitalization companies. The sub-adviser seeks securities it believes are undervalued in relation to the intrinsic value as indicated by multiple factors including earnings and cash flow potential. For more information on the Fund's investment strategy see the Disclosure Statement.

General Information		Allocation(as of --)
Inception Date:	10/01/2008	-
Fund Manager:	Focus Value Team
Fund Phone Number	800-458-9269

Collective trusts and non-deposit investment products are not bank deposits or obligations, are not guaranteed by any bank, and are not insured or guaranteed by the FDIC, the Federal Reserve Board, or any other government agency. For a list of Risks, please see the fund Disclosure Statement.
Certain large redemptions require advance written notice of 5 business days. The fund employs a Frequent Trading policy which prohibits excessive trading, market timing or other abusive trading practices. For more information on restrictions, please see the Disclosure Statement.

DELALCV

Be aware that there are significant differences in risk among investment asset classes. Shares of a mutual fund will fluctuate so that, when redeemed, they may be worth more or less than their original cost. Refer to the fund's prospectus for complete information on the risks and expenses involved with a particular investment. Please note that some fund companies may waive a portion of these expenses.

Delaware Mid Cap Value I

Ticker: DLMIX

Stock-based
Investments

Investment Objective	CUSIP: 246093835
The fund seeks capital appreciation.
Investment Strategy
The fund invests primarily in investments of medium-sized companies whose stock prices appear low relative to their underlying value or future potential. Under normal circumstances, at least 80% of the fund's net assets will be in investments of medium-sized companies (the 80% policy). The fund considers medium-sized companies to be those companies whose market capitalizations fall within the range represented in the Russell Midcap(R)Value Index at the time of the fund's investment.

General Information		Top 5 Holdings (as of )
Expense Ratio:	1.00%		%
Inception Date:			%
Fund Manager:	Christopher S. Beck		%
Managed Fund Since:			%
Fund Phone Number:	800 362-7500%
Fund Website:	www.delawareinvestments.com

Delaware Small Cap Growth Trust

Ticker: N/A

Stock-based
Investments

Investment Objective
The Delaware Small Cap Growth Trust (the "Fund") seeks capital appreciation by investing primarily in securities of emerging or other growth-oriented companies.
Investment Strategy
The Fund invests primarily in small companies that the sub-adviser believes offer above average opportunities for long-term price appreciation because they are poised to beneft from changing and dominant trends within society or the political arena. For more information on the Fund's investment strategy see the Disclosure Statement.

General Information		Allocation(as of--)
Inception Date:	10/01/2008	-
Fund Manager:	Emerging Growth Team
Fund Phone Number	800-458-9269

Collective trusts and non-deposit investment products are not bank deposits or obligations, are not guaranteed by any bank, and are not insured or guaranteed by the FDIC, the Federal Reserve Board, or any other government agency. For a list of Risks, please see the fund Disclosure Statement.
Certain large redemptions require advance written notice of 5 business days. The fund employs a Frequent Trading policy which prohibits excessive trading, market timing or other abusive trading practices. For more information on restrictions, please see the Disdosure Statement.

DELASCG

Be aware that there are significant differences in risk among investment asset classes. Shares of a mutual fund will fluctuate so that, when redeemed, they may be worth more or less than their original cost. Refer to the fund's prospectus for complete information on the risks and expenses involved with a particular investment. Please note that some fund companies may waive a portion of these expenses.

Dodge & Cox International Stock

Ticker: DODFX

Stock-based
Investments

Investment Objective	CUSIP: 256206103
The fund seeks long-term growth of principal and income.
Investment Strategy
Under normal circumstances, the fund will invest at least 80% of its total assets in common stocks,  preferred stocks, securities convertible into common stocks and securities that carry the right to buy common stocks of non-U.S. companies excluding non-U.S. companies included in the S&P 500. The fund also invests in American, European and Global Depositary Receipts.

General Information		Top 5 Holdings (as of 03/31/2008)
Expense Ratio:	0.65%	Novartis AG ADR	2.97%
Inception Date:	05/01/2001	Schneider Electric	2.58%
Fund Manager:	Team Managed	HSBC Hldgs	2.53%
Managed Fund Since:		Sanofi-Aventis	2.50%
Fund Phone Number:	800-621-3979	Lafarge	2.40%
Fund Website:	www.dodgeandcox.com

Harbor International Growth Instl

Ticker: HAIGX

Stock-based
Investments

Investment Objective	CUSIP: 411511801
The fund seeks long-term growth of capital.
Investment Strategy
The fund invests primarily (no less than 65% of its total assets) in common stocks of foreign companies that are selected for their long-term growth potential. It may invest in companies of any size throughout the world. It invests in the securities or issuers that are economically tied to at least four diferent foreign countries. It may invest up to 35% of its total assets, determined at the time of purchase, in securities of companies operating in or economically tied to emerging markets.

General Information		Top 5 Holdings (as of 03/31/2008)
Expense Ratio:	0.89%	America Mobile ADR	4.13%
Inception Date:	11/01/1993	Continental	3.56%
Fund Manager:	James Gendelman	Credit Suisse Grp	3.20%
Managed Fund Since:	2004	Veolia Environnement	3.16%
Fund Phone Number:	800-422-1050	Brazilian Petroleum Corporation ADR	3.11%
Fund Website:	www.harborfunds.com

Be aware that there are significant differences in risk among investment asset classes. Shares of a mutual fund will fuctuate so that, when redeemed, they may be worth more or less than their original cost. Refer to the fund's prospectus for complete information on the risks and expenses involved with a particular investment. Please note that some fund companies may waive a portion of these expenses.

Vanguard Extended Market Idx Instl

Ticker: VIEIX

Stock-based
Investments

Investment Objective	CUSIP: 922908884
The fund seeks to track the performance of a benchmark index that measures the investment return of small- and mid-capitalization stocks.
Investment Strategy
The fund employs a "passive management"--or indexing investment approach designed to track the performance of the Standard & Poor's Completion Index. The fund invests all, or substantially all, of its assets in stocks of its target index, with nearly 80% of its assets invested in 1,200 stocks in its target index (covering nearly 80% of the Index's total market capitalization), and the rest of its assets in a representative sample of the remaining stocks.

General Information		Top 5 Holdings (as of 03/31/2008)
Expense Ratio:	0.06%	Genentech, Inc.	1.42%
Inception Date:	07/07/1997	The Mosaic Company	0.60%
Fund Manager:	Donald M. Butler	MasterCard Incorporated A	0.54%
Managed Fund Since:	1997	Intuitive Surgical, Inc.	0.47%
Fund Phone Number:	888-809-8102	McDermott International	0.47%
Fund Website:	www.vanguard.com

Vanguard Institutional Index

Ticker: VINIX

Stock-based
Investments

Investment Objective	CUSIP: 922040100
The fund seeks to track the performance of a benchmark index that measures the investment return of large-capitalization stocks.
Investment Strategy
The fund employs a "passive management"--or indexing--investment approach designed to track the performance of the Standard & Poor's 500 Index, a widely recognized benchmark of U.S. stock market performance that is dominated by the stocks of large U.S. companies. The fund attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the Index, holding each stock in approximately the same proportion as its weightings in the Index.

General Information		Top 5 Holdings (as of 03/31/2008)
Expense Ratio:	0.05%	ExxonMobil Corporation	3.92%
Inception Date:	07/31/1990	General Electric Company	3.20%
Fund Manager:	Donald M. Butler	AT&T, Inc.	2.00%
Managed Fund Since:	2000	Microsoft Corporation	1.97%
Fund Phone Number:	888-809-8102	Procter & Gamble Company	1.87%
Fund Website:	www.vanguard.com

Be aware that there are significant differences in risk among investment asset classes. Shares of a mutual fund will fluctuate so that, when redeemed, they may be worth more or less than their original cost. Refer to the fund's prospectus for complete information on the risks and expenses involved with a particular investment. Please note that some fund companies may waive a portion of these expenses

Delaware Conservative Allocation I

Ticker: DFIIX

Allocation
Investments

Investment Objective	CUSIP: 245918404
The portfolio seeks a combination of current income and preservation of capital with capital appreciation.
Investment Strategy
The portfolio invests primarily in shares of other Delaware Investments Funds, including fixed income and equity funds. It may also invest in individual securities. It uses an active asset allocation approach. The portfolio would typically have a larger percentage of its assets allocated to fixed income funds and securities (generally at least 45%) than to equity funds and securities (generally at least 20%). The portfolio may allocate up to 10% to international funds and securities.

General Information		Top 5 Holdings (as of 12/31/2007)
Expense Ratio:	1.27%	Delaware Core Plus Bond I	42.59%
Inception Date:	12/31/1997	Delaware Value Inst	15.33%
Fund Manager:	Michael J. Hogan	Delaware Large Cap Growth Instl	13.27%
Managed Fund Since:	2007	Delaware Intl Value Equity Instl	5.92%
Fund Phone Number:	800-523-1918	Delaware Small Cap Core I	2.68%
Fund Website:	www.delawareinvestments.com

Delaware Moderate Allocation I

Ticker: DFFIX

Allocation
Investments

Investment Objective	CUSIP: 245918800
The portfolio seeks capital appreciation with current income as a secondary objective.
Investment Strategy
Under normal circumstances, the portfolio will invest at least 25% of its net assets in equity funds and securities and at least 25% of its net assets in fixed income funds and securities. It has the flexibility to invest more in equity funds and securities or more in fixed income funds and securities. However, it will typically invest at least 25% in fixed income securities or fixed income funds. It will typically invest between 5% and 20% of its assets in international funds and securities.

General Information		Top 5 Holdings (as of 12131/2007)
Expense Ratio:	1.35%	Delaware Core Plus Bond I	23.33%
Inception Date:	12/31/1997	Delaware Large Cap Growth Instl	19.83%
Fund Manager:	Michael J. Hogan	Delaware Value Inst	19.06%
Managed Fund Since:	2007	Delaware Intl Value Equity Instl	8.99%
Fund Phone Number:	800-523-1918	Delaware Select Growth Instl	3.68%
Fund Website:	www.delawareinvestments.com

Be aware that there are significant differences in risk among investment asset lasses. Shares of a mutual fund will fluctuate so that, when redeemed, they may be worth more or less than their original cost. Refer to the fund's prospectus for complete information on the risks and expenses involved with a particular investment. Please note that some fund companies may waive a portion of these expenses.

Delaware Diversified Income Trust

Ticker: N/A

Bond-based
Investments

Investment Objective
The Delaware Diversified Income Trust (the "Fund") seeks maximum long-term total return, consistent with reasonable risk.
Investment Strategy
The Fund allocates its investment principally among the U.S. Investment Grade, U.S. High Yield, International Developed Markets and Emerging Markets Sectors. The sub-adviser determines how much will be allocated to each sector based on its evaluation of economic and market conditions. For more information on the Fund's investment strategy, see the Disclosure Statement.

General Information		Allocation(as of --)
Inception Date:	10/01/2008	-
Fund Manager:	Taxable Fixed Income Team
Fund Phone Number	800-458-9269

Collective trusts and non-deposit investment products are not bank deposits or obligations, are not guaranteed by any bank, and are not insured or guaranteed by the FDIC, the Federal Reserve Board, or any other government agency. For a list of Risks, please see the fund Disclosure Statement.
Certain large redemptions require advance written notice of 5 business days. The fund employs a Frequent Trading policy which prohibits excessive trading, market timing or other abusive trading practices. For more information on restrictions, please see the Disclosure Statement.

DELADIT

Lincoln Stable Value Account

Ticker: N/A

Cash and Stable
Value Investments

Investment Objective
The Lincoln Stable Value Option is managed to earn a competitive interest rate without risking a loss of principal.
Current Fixed Rate
The portfolio interest rate for the Lincoln Stable Value Account this quarter is 4.93%.

General Information		Allocation (as of 03/31/2008)
Inception Date:	05/01/1983	Investment grade publics and U.S.	68.00%
Fund Manager:	Delaware Investment Advisors	Government
Fund Phone Number	800-454-6265	Privates, non-investment grade publics & other	17.70%
		Mortgage Loans	12.00%
		Cash	1.70%
		Real estate	0.30%
		Preferred stock	0.20%

The Stable Value Account is a fixed annuity issued by The Lincoln National Life Insurance Company, Fort Wayne, IN, 46802 on Form 28866-SV and state variations thereof. Guarantees are based upon the claims-paying ability of the issuer.
During certain periods of rising interest rates, this investment option may impose a 90-day wash restriction on transfers and withdrawals to competing funds.

LNL F39

Be aware that there are significant differences in risk among investment asset classes. Shares of a mutual fund will fluctuate so that, when redeemed, they may be worth more or less than their original cost. Refer to the fund's prospectus for complete information on the risks and expenses involved with a particular investment. Please note that some fund companies may waive a portion of these expenses.

Lincoln National Corporation Stock Unit Fund

•	Investment Objectives: This Investment Option is designed to provide participants with the opportunity to invest in employer securities.

•
Investment Strategies:  To achieve its objective, this Fund invests in hypothetical units reflecting the value of LNC Common Stock exclusively (though a certain percentage of the Fund is held in cash, and therefore, each Unit of the investment contains a similar percentage of cash).

•
Primary Risks:  Investment-Style Risk; Inflation Risk; Liquidity Risk; and Market Risk. This Fund is a non-diversified fund—it invests in the stock of a single issuer.  It is therefore a riskier investment than an investment option that invests in a diversified pool of stocks of companies with similar characteristics as this Account.  It is a market-valued account, meaning that both the principal value and the investment return may go up and down on based the market price of the stock held in the Fund.

•	Dividends: Dividends paid with respect to your investment in the LNC Stock Unit Fund will be automatically reinvested in LNC Stock Units-no action is required.

•
Share Ownership: If you invest in this Fund you will not actually own or have the right to own shares of LNC Common Stock.  In addition, neither the Plan nor a trust funding the Plan will own actual shares of LNC Common Stock.  Instead, your Plan account will be credited with hypothetical LNC Stock Units equal in value to the amount of your contribution.  You may become a direct owner of the shares of LNC Common Stock through the Plan only when you take a withdrawal or distribution and receive our Common Stock.

•	Share Voting Rights: You will not have voting rights with respect to your investment in this Fund.

•
Trading Restrictions: Officers and certain other employees of LNC (“Restricted Employees”) with access to inside information are subject to regular quarterly trading restrictions imposed by LNC on any transaction involving LNC securities, including derivative securities that might cause an increase or decreases in their interest in the Fund.  Except for trading under a written securities trading plan meeting the requirements of Rule 10b5-1, Restricted Employees may only engage in fund switching transactions to increase or decrease their interest in this Investment Option during previously announced window trading periods described in the company’s Insider Trading and Confidentiality Policy.

•	Account Manager: Wilmington Trust Company

•	Expense: 0.00%

Supplement to the Lincoln Financial 401(k) Retirement Plan Investment Education Book

This Supplement provides additional information and risk disclosures for the Mutual Funds and Collective Investment Trusts as well as current performance for the investment options in the Lincoln Financial 401(k) Retirement plans.

The Lincoln Financial 401(k) Retirement plans have investment options, which include mutual funds, mutual fund asset allocation funds, a stable value fund, collective trusts, a self-directed brokerage account, and common stock.  Briefly:

•  Mutual funds pool investments in stocks, bonds, and other investments according to a particular strategy to meet a specific objective. Specific risks are associated with mutual funds and are discussed below.
-Stocks are shares in the ownership of a company and carry greater risks than bonds. However, in the past, stocks have offered the greatest potential for long-term growth.
-Bonds are issued by corporations or government agencies. Whereas stocks are shares of  ownership in a company, bonds are essentially “loans” by investors to corporations or government agencies. You invest in a bond seeking a return on the amount you put in, plus a fixed rate of interest, paid at some set date.
•  Stable value funds are similar to bonds but hold money for much shorter periods. They offer low investment risk, but with low returns.
•  Asset allocation funds offer a mix of stocks and bonds with a specific risk focus, such as conservative, moderate, or aggressive. These funds are currently invested in mutual funds.
•  Collective trusts are similar to mutual funds and invest in stocks and bonds. However, since collective trusts  are not registered with the Securities and Exchange Commission, they are not subject to the same fees,  expenses and regulatory requirements as mutual funds. Specific risks are associated with collective trusts and  are discussed below.
•  Self-directed brokerage accounts allow an individual access to any mutual fund, stock, or bond that can be accessed through a brokerage window.
•  Common stock in your 401(k) plan offers shares of ownership in Lincoln National Corporation  Common Stock.

Performance Update:

The performance data quoted in this supplement represents past performance; past performance does not guarantee future results. Investment return and principal value will fluctuate so your account balance, when redeemed, may be worth more or less that your original cost. Current performance may be lower or higher than the performance data quoted. An investor should consider the investment objectives, risks, charges and expenses of the investment company or collective investment trust carefully before investing.

Instances of high double-digit returns are highly unusual and cannot be sustained. Investors should be aware that returns vary due to market conditions. To obtain the performance data to the most recent month-end, visit www. Morningstar.com and request a quote with the appropriate ticker symbol or call 800 234-3500.

Fund Performance – Average Annual Total Return
		Performance as of 06/30/2008						Performance as of Quarter Ending 06/30/2008
	Ticker	3 Months	1 Year	3 Years	5 Years	10 Years	Inception Date	1 Year	5 Years	10 Yrs or Since Inception*	Net Expense Ratio %	Gross Expense Ratio %
American Funds Grth Fund of Amer R5**	RGAFX	1.31%	-5.01%	9.13%	11.58%	9.36%	May-02	-5.01%	11.58%	9.36%	0.35	0.38
Columbia Acorn Z	ACRNX	0.90%	-12.19%	7.25%	13.95%	11.15%	Jun-70	-12.19%	13.95%	11.15%	0.74	0.74
Delaware Aggressive Allocation I	DFGIX	-3.72%	-11.91%	3.99%	7.71%	3.30%	Dec-97	-11.91%	7.71%	3.30%	1.44	1.63
Delaware Intl Equity Trust[25,29]	---	---	---	---	---	---	Oct-08	---	---	---	0.90	0.90
Delaware Large Cap Growth Trust[25,29]	---	---	---	---	---	---	Oct-08	---	---	---	0.70	0.70
Delaware Lg Cap Value Trust[25,29]	---	---	---	---	---	---	Oct-08	---	---	---	0.70	0.70
Delaware Mid Cap Value I	DLMIX	1.72%	---	---	---	---	Feb-08	---	---	-2.71%	1.00	2.06
Delaware Small Cap Growth Trust[25,29]	---	---	---	---	---	---	Oct-08	---	---	---	0.80	0.80
Dodge & Cox International Stock[10]	DODFX	-0.85%	-11.73%	13.23%	21.97%	---	May-01	-11.73%	21.97%	12.49%	0.65	0.65
Harbor International Growth Instl[10]	HAIGX	-2.29%	-2.37%	17.35%	16.75%	-0.53%	Nov-93	-2.37%	16.75%	-0.53%	0.89	0.98
Vanguard Extended Market Idx Instl	VIEIX	2.52%	-11.66%	6.29%	12.27%	6.01%	Jul-97	-11.66%	12.27%	6.01%	0.06	0.06
Vanguard Institutional Index[24]	VINIX	-2.73%	-13.13%	4.39%	7.57%	2.92%	Jul-90	-13.13%	7.57%	2.92%	0.05	0.05
		Performance as of 06/30/2008						Performance as of Quarter Ending 06/30/2008
	Ticker	3 Months	1 Year	3 Years	5 Years	10 Years	Inception Date	1 Year	5 Years	10 Yrs or Since Inception*	Net Expense Ratio %	Gross Expense Ratio %
Delaware Conservative Allocation I8	DFIIX	-2.11%	-4.51%	3.49%	5.35%	3.50%	Dec-97	-4.51%	5.35%	3.50%	1.27	1.47
Delaware Moderate Allocation I8	DFFIX	-2.91%	-8.27%	3.68%	6.48%	3.54%	Dec-97	-8.27%	6.48%	3.54%	1.35	1.51
		Performance as of 06/30/2008						Performance as of Quarter Ending 06/30/2008
	Ticker	3 Months	1 Year	3 Years	5 Years	10 Years	Inception Date	1 Year	5 Years	10 Yrs or Since Inception*	Net Expense Ratio %	Gross Expense Ratio %
Delaware Diversified Income Trust[25,29]	---	---	---	---	---	---	Oct-08	---	---	---	0.70	0.70
		Performance as of 06/30/2008						Performance as of Quarter Ending 06/30/2008
	Ticker	3 Months	1 Year	3 Years	5 Years	10 Years	Inception Date	1 Year	5 Years	10 Yrs or Since Inception*	Net Expense Ratio %	Gross Expense Ratio %

Lincoln Stable Value Account[19]	---	1.22%	4.90%	4.36%	4.32%	5.23%	May-83	4.90%	4.32%	5.23%	---	---
		Performance as of 6/30/2008						Performance as of Quarter Ending 6/30/2008
	Symbol	3 Months	1 Year	3 Years	5 Years	10 Years	Inception Date	1 Year	5 Years	10 Yrs or Since Inception*	Net Expense Ratio %	Gross Expense Ratio%
LNC Stock Fund	LNC	-12.59%	-35.29%	-0.13%	5.68%	0.36%	---	-35.29%	5.68%	0.36%	---	---

A collective trust is an investment fund that is exempt from registration with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940 and unit holders are not entitled to the protections of the 1940 Act. Collective trusts may only hold the assets of qualified retirement and government plans, including 401(k) plans, Taft-Hartley plans, profit sharing and cash balance plans, and governmental 457 plans. An investment in a collective trust is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Investment values will fluctuate with changes in market conditions so that upon withdrawal your investment may be worth more or less than the amount originally invested. In addition to the quoted expense ratios, other collective trust expenses, including legal, auditing, custody service and tax form preparation, investment and reinvestment expenses may apply. The collective trusts are maintained by AST Capital Trust Company of Delaware, a Delaware state chartered trust company. AST is an independent trust company and is not an affiliate of Lincoln Financial Group.

Participation in the collective trusts is governed by the terms of the trust and participation materials. An investor should carefully consider the investment objectives, risks, and charges and expenses of the collective trusts before investing. The disclosure statement contains this and other important information and should be read carefully before investing or sending money. For disclosure statements, please contact your Lincoln Representative.

Performance quoted represents past performance and is no guarantee of future results. Investment values will fluctuate with changes in market conditions so that when you withdraw your investment it may be worth more or less than the original amount invested. Results from a current investment may differ substantially from the historical performance shown. Be aware that there are significant differences in risk among investment asset classes.

With respect to a mutual fund investment option, an investor should carefully consider the investment objectives, risks, and charges and expenses of the investment company before investing. The prospectus contains this and other important information and should be read carefully before investing or sending money. Investment values will fluctuate with changes in market conditions, so that upon withdrawal, your investment may be worth more or less than the amount originally invested. Prospectuses for any of the mutual funds are available by calling your Lincoln Representative.

*Average annual total return for period specified or since inception if the fund's age is less than the number of years shown.

**When the fund's inception date is less than 10 years, historical performance may not be available. When this is the case, performance has been calculated based on the performance of similar shares of the same fund.

Expressed in percentage terms, Morningstar's calculation of total return is determined by taking the change in price, reinvesting, if applicable, all income and capital-gains distributions during that month, and dividing by the starting price. Reinvestments are made using the actual reinvestment price, and daily payoffs are reinvested monthly.

The performance returns shown do not reflect the deduction of sales charges or transaction fees that may apply if shares were bought or traded outside the program. If sales charges or transaction fees were reflected, performance may be lower. The actual performance of your account will vary based upon account activity.

© 2008 Morningstar, Inc. The information contained herein: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information.

Mutual Fund Investment Options

American Funds Growth Fund of America R5
Columbia Acorn Z
Delaware Aggressive Allocation Portfolio I
Delaware Moderate Allocation Portfolio I
Delaware Conservative Allocation Portfolio I
Delaware Mid Cap Value I
Dodge & Cox International Stock
Harbor International Growth Institutional
Vanguard Extended Market Index Institutional
Vanguard Institutional Index

Following are some of the risks you assume by investing in the Mutual Fund options offered in the Lincoln Financial 401(k) Retirement Plan:

American Funds Growth Fund of America®
The fund seeks to make your investment grow by investing primarily in common stocks of companies that appear to offer superior opportunities for growth of capital. The fund is designed for investors seeking capital appreciation through stocks. Investors in the fund should have a long-term perspective and be able to tolerate potentially wide price fluctuations. Your investment in the fund is subject to risks, including the possibility that the value of the fund's portfolio holdings may fluctuate in response to events specific to the companies or markets in which the fund invests, as well as economic, political or social events in the United States or abroad. Your investment in the fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency, entity or person. You may lose money by investing in the fund. The likelihood of loss may be greater if you invest for a shorter period of time.

Columbia Acorn Z
Including stock market fluctuations due to economic and business developments, Investments in small- and mid-cap companies may be subject to greater volatility and price fluctuations because they may be thinly traded and less liquid. The fund may invest in foreign securities, which may be subject to greater volatility than domestic investments.

Delaware Aggressive Allocation Portfolio I
This portfolio may invest in international mutual funds, which are exposed to certain risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards. Note that funds investing in small- and/or medium-sized company stocks typically involve greater risk, particularly in the short term, than those investing in larger, more established companies. The Fund investments are subject to the risk that the portfolio, particularly with longer maturities, will decrease in value if the interest rates rise. High-yielding, non-investment grade bonds (“junk bonds”) involve higher risk than investment grade bonds. Adverse conditions may affect the issuer’s ability to pay interest and principal on these securities. A rise/fall in the interest rates can have a significant impact on bond prices and the NAV (net asset value) of the fund.

On May 22, 2008, the Board of Trustees of the Delaware Group Foundation Funds (the "Board") unanimously approved a proposal to replace the current "fund of funds" structure for each Portfolio with a multiple portfolio manager approach. Please see the attached Prospectus Supplement dated June 2, 2008 for additional information.

Delaware Moderate Allocation Portfolio I
This portfolio may invest in international mutual funds, which are exposed to certain risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards. Note that funds investing in small- and/or medium-sized company stocks typically involve greater risk, particularly in the short term, than those investing in larger, more established companies. The Fund investments are subject to the risk that the portfolio, particularly with longer maturities, will decrease in value if the interest rates rise. High-yielding, non-investment grade bonds (“junk bonds”) involve higher risk than investment grade bonds. Adverse conditions may affect the issuer’s ability to pay interest and principal on these securities. A rise/fall in the interest rates can have a significant impact on bond prices and the NAV (net asset value) of the fund.

On May 22, 2008, the Board of Trustees of the Delaware Group Foundation Funds (the "Board") unanimously approved a proposal to replace the current "fund of funds" structure for each Portfolio with a multiple portfolio manager approach. Please see the attached Prospectus Supplement dated June 2, 2008 for additional information.

Delaware Conservative Allocation Portfolio I
This portfolio may invest in international mutual funds, which are exposed to certain risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards. Note that funds investing in small- and/or medium-sized company stocks typically involve greater risk, particularly in the short term, than those investing in larger, more established companies. The Fund investments are subject to the risk that the portfolio, particularly with longer maturities, will decrease in value if the interest rates rise. High-yielding, non-investment grade bonds (“junk bonds”) involve higher risk than investment grade bonds. Adverse conditions may affect the issuer’s ability to pay interest and principal on these securities. A rise/fall in the interest rates can have a significant impact on bond prices and the NAV (net asset value) of the fund.

On May 22, 2008, the Board of Trustees of the Delaware Group Foundation Funds (the "Board") unanimously approved a proposal to replace the current "fund of funds" structure for each Portfolio with a multiple portfolio manager approach. Please see the attached Prospectus Supplement dated June 2, 2008 for additional information.

Delaware Mid Cap Value I
Note that funds investing in small- and/or medium-sized company stocks typically involve greater risk, particularly in the short term, than those investing in larger, more established companies.

Dodge & Cox International Stock
You should carefully consider the Fund’s investment objectives, management fees, risks and expenses before investing. Foreign investing, especially in developing countries, has special risks such as currency and market volatility and political and social instability. These and other risk considerations are discussed in the Fund’s prospectus.

Harbor International Growth
Harbor International Growth Fund's policy of investing in a narrowly focused selection of stocks may expose the Fund to the risk that a substantial decrease in the value of a stock may cause the net asset value of the Fund to fluctuate more than if the Fund were invested in a greater number of stocks. The Fund may also be subject to greater risks and higher brokerage and custodian expenses than funds invested only in the U.S. Investing in international and emerging markets poses special risks, including potentially greater price volatility due to social, political and economic factors, as well as currency exchange rate fluctuations. These risks are more severe for securities of issuers in emerging market regions.

Vanguard Extended Market Index Fund
Vanguard funds classified as aggressive are subject to extremely wide fluctuations in share prices. The unusually high volatility associated with these funds may stem from one or more of the following strategies: a concentration of fund holdings in a relatively low number of individual stocks, or in a particular sector of the stock market, or in a particular geographical region of the world; a heavy emphasis on small-capitalization stocks or growth stocks with relatively high market valuations; holdings of international stocks or bonds, which are subject to price declines caused by changes in the value of the U.S. dollar against foreign currencies; or investments in bonds that have exceptionally long average durations, whose prices are highly sensitive to changes in interest rates.

Vanguard Institutional Index
Vanguard funds classified as moderate to aggressive are broadly diversified but are subject to wide fluctuations in share price because they hold virtually all of their assets in common stocks. In general, such funds are appropriate for investors who have a long-term investment horizon (ten years or longer), who are seeking growth in capital as a primary objective, and who are prepared to endure the sharp and sometimes prolonged declines in share prices that occur from time to time in the stock market. This price volatility is the trade-off for the potentially high returns that common stocks can provide. The level of current income produced by funds in this category ranges from moderate to very low.

Mutual funds in the Lincoln Financial 401(k) Retirement are sold by prospectus. An investor should carefully consider the investment objectives, risks, and charges and expenses of the investment company before investing. The prospectus contains this and other important information about the investment company and should be read carefully before investing or sending money. Investment values will fluctuate with changes in market conditions, so that upon withdrawal, your investment may be worth more or less than the amount originally invested. Prospectuses for any of the mutual funds are available at 800 234-3500.

Collective Investment Trust (CIT) Options

Delaware Diversified Income Trust

Delaware International Equity Trust

Delaware Large Cap Growth Trust

Delaware Large Cap Value Trust

Delaware Small Cap Growth Trust

Like mutual funds, collective trusts are pooled assets invested in securities according to a particular strategy to meet a specific objective, but typically with lower expenses than mutual funds. Collective trusts are not registered with the Securities Exchange Commission and therefore not subject to the same fees, expenses or regulatory requirements as mutual funds.

An investor should carefully consider the investment objective, risks and charges and expenses  of a collective investment trust before investing. The Disclosure Statement for each collective investment trust contains this and other important information and should be read carefully before investing in the collective investment trust. Investment values will fluctuate with changes in market conditions so that upon withdrawal, your investment may be worth more or less than the amount originally invested. Disclosure Statements for any of the collective investment trusts are available by calling 800 234-3500.

The decision to invest in a collective investment trust (CIT) and the risks involved in doing so should be carefully considered. A CIT should be considered a long-term investment. Consult your plan fiduciary to determine whether an investment in a CIT is appropriate for you.

Investing involves market risk, including the possible loss of principal. There is no assurance that the stated investment objectives of the CITs will be achieved. You could lose all your money invested in a CIT.

Securities in a particular industry or market sector may underperform securities in other industries or sectors in the market. Funds that invest a substantial portion of their assets in related industries or sectors may have greater risk because companies in these industries may share common characteristics and may react similarly to market developments.

The value of your investment in a CIT will increase and decrease over time in accordance with changes in the value of the securities held in the CIT.

The Trustee and/or sub-advisor of a CIT may change the investment objective of the CIT at any time without prior notice or approval. Either the Trustee or the sub-advisor may terminate the sub-advisory arrangement.

A participating plan is not entitled to participate in the management of a CIT or the conduct of its business.

The CITs are not registered as investment companies under the Investment Company Act of 1940. Investments in the CITs are not insured or guaranteed by any bank, the FDIC, or any other governmental entity.

The following is a brief summary of certain other principal risks affecting each particular CIT. For more information on these and other risks, please request and read the Disclosure Statement for each CIT.

Delaware Diversified Income Trust
Investments in this CIT are subject to the risk that the portfolio, particularly with longer maturities, will decrease in value if the interest rates rise. High-yielding, noninvestment grade bonds (“junk bonds”) involve higher risk than investment grade bonds. Adverse conditions may affect the issuer’s ability to pay interest and principal on these securities. Foreign investments are subject to risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards. Securities of issuers from emerging market countries may be more volatile, less liquid, and generally more risky than investments in issuers from more developed foreign countries. Diversification does not ensure a profit or guarantee against a loss. The CIT will also be affected by prepayment risk due to its holdings of mortgage-backed securities. With prepayment risk, when homeowners prepay mortgages during periods of low interest rates, the CIT may be forced to redeploy its assets in lower yielding securities. If, and to the extent that, the CIT invests in forward foreign currency contracts or uses other investments to hedge against currency risks, the CIT will be subject to the special risks associated with those activities.

Delaware International Equity Trust
Foreign investments are subject to risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards. Securities of issuers from emerging market countries may be more volatile, less liquid, and generally more risky than investments in issuers from more developed foreign countries.

Delaware Large Cap Growth Trust
Because this CIT expects to hold a more concentrated portfolio of a limited number of securities, a decline in the value of these investments would cause the CIT’s overall value to decline to a greater degree than a less concentrated portfolio. Foreign investments are subject to risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards.

Delaware Large Cap Value Trust
Because this CIT expects to hold a more concentrated portfolio of a limited number of securities, a decline in the value of these investments would cause the CIT’s overall value to decline to a greater degree than a less concentrated portfolio. Foreign investments are subject to risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards.  Securities of issuers from emerging market countries may be more volatile, less liquid, and generally more risky than investments in issuers from more developed foreign countries.

Delaware Small Cap Growth Trust
Funds that invest in stocks of small- and/or medium-size companies typically involve greater risk, particularly in the short term, than those investing in larger, more established companies.  Foreign investments are subject to risks not ordinarily associated with domestic investments, such as currency, economic and political risks, and different accounting standards.

This information is only a summary of some of the risks involved with investing in the CITs offered to the participants in the Lincoln Financial 401(k) Retirement plans. For more information on the principal and general risks of a specific CIT in the Plan or to obtain a  copy of a CIT Disclosure Statement, call 800 234-3500.

Participation in the collective trusts is governed by the terms of the trust and participation materials. An investor should carefully consider the investment objectives, risks and charges and expenses of the collective trusts before investing. The Disclosure Statement for the CIT contains this and other important information and should be read carefully before investing.

The collective trusts in the Lincoln Financial 401(k) Retirement plans are offered by AST Capital Trust Company (AST), which services more than 6 million shareholder accounts on behalf of more than 2,500 public-company equity issuers.  The collective trusts are available through a participation agreement between AST and the plan sponsor.

AST is an independent trust company and is not an affiliate of Lincoln Financial Advisors Corp. or Lincoln Financial Group.

Securities offered through Lincoln Financial Advisors Corp., a broker/dealer, 1300 Clinton St., Fort Wayne, IN 46802.

Delaware Group Foundation Funds
Delaware Aggressive Allocation Portfolio
Delaware Moderate Allocation Portfolio
Delaware Conservative Allocation Portfolio
(each, a “Portfolio” and, collectively, the “Portfolios”)
Supplement to the Portfolios’ Prospectuses
Dated January 28, 2008

On May 22, 2008, the Board of trustees of the Delaware Group Foundation Funds (the “Board”) unanimously approved a proposal to replace the current “fund of funds” structure for each Portfolio with a multiple portfolio manager approach (the “Restructuring”).

The Restructuring would eliminate certain expenses associated with the fund of funds structure while generally maintaining the Portfolios’ other investment strategies and policies, except as described below.  In connection with the proposed Restructuring, the Board:

•
Approved an increase in each Portfolio’s investment management fee payable to Delaware Management Company, the Portfolios’ investment manager, which also introduces a breakpoint fee structure and includes replacing the current total expense limitation of each Portfolio with a new expense limitation that will continue for one year from the effective date of the proposed Restructuring; and

•	Approved changes to each Portfolio’s investment policies to accommodate additional investments in foreign securities.

Completion of the proposed Restructuring, including changes to the Portfolios’ investment policies on foreign investments, is subject to shareholder approval of the proposed changes in investments management fees and replacement of the existing expense limitations.  Portfolio shareholders will receive a proxy statement providing them with further information about the Restructuring and the proposed increase in management fees and changes in expense limitations and requesting their votes on such proposal at a special meeting of shareholders expected to be held on or about September 16, 2008.  The transition for the Restructuring will commence as soon as the appropriate shareholder approvals have been obtained.